UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 11, 2016

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas		75219
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On September 11, 2016, Eagle Materials Inc. (the “Company”) and Cemex Construction Materials Atlantic, LLC (the “Seller”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which the Company will acquire (the “Acquisition”) (i) a cement plant located in Fairborn, Ohio (the “Cement Plant”), (ii) a cement distribution terminal located in Columbus, Ohio (the “Distribution Terminal”), and (iii) certain other properties and assets used by the Seller in connection with the foregoing (collectively, the “Cemex Target Business”).

The purchase price (the “Purchase Price”) to be paid by the Company in the Acquisition is $400 million in cash, subject to a customary post-closing inventory adjustment. In addition, the Company will assume certain liabilities and obligations of the Seller relating to the Cemex Target Business, including contractual obligations, reclamation obligations and various other liabilities and obligations arising out of or relating to the Cemex Target Business after the closing of the Acquisition (the “Closing”). The Company expects to fund the payment of the Purchase Price and expenses incurred in connection with the Acquisition through a combination of cash on hand and borrowings under the Company’s existing bank credit facility.

The Asset Purchase Agreement contains customary representations, warranties and covenants, as well as indemnification provisions subject to specified limitations. The indemnification provided by the Seller under the Asset Purchase Agreement covers both breaches of representations and warranties and liabilities retained by the Seller. The indemnification provided by the Company covers both breaches of representations and warranties and liabilities assumed by the Company. In the case of the indemnification provided by the Seller with respect to breaches of certain representations and warranties, the obligations of the Seller are subject to a deductible in an amount equal to $4.0 million and a cap on losses equal to $30.0 million. Such deductible and cap do not apply to rights to indemnification benefiting either party in respect of the liabilities assumed by the Company or retained by the Seller.

The completion of the Acquisition is subject to certain conditions, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the delivery of documents and instruments required for the closing of the Acquisition, including title policies and surveys, (iii) the respective representations and warranties of the parties being true and correct, subject to certain materiality exceptions, and (iv) the performance by the parties of their respective obligations under the Asset Purchase Agreement in all material respects. The obligations of the Company under the Asset Purchase Agreement are not conditioned upon the availability of financing for payment of the Purchase Price.

The Asset Purchase Agreement contains certain termination rights that could be exercised by the Company or the Seller. Either party may terminate the Asset Purchase Agreement if the Closing has not occurred by February 15, 2017 if the conditions to Closing have not been satisfied by such date, except that a party cannot terminate the Asset Purchase Agreement if the failure of the Closing to occur is due to the failure of such party to perform its covenants, agreements and conditions under the Purchase Agreement. In addition, either party may terminate the Asset Purchase Agreement if the other party breaches any representations, warranties, covenants and other agreements that would cause the obligations of such party not to be satisfied and such breach is not cured by February 15, 2017.

Subject to satisfaction of the conditions described above and assuming the Asset Purchase Agreement is not terminated, the Acquisition is expected to close in the fourth quarter of 2016 or in early 2017.

The Asset Purchase Agreement will provide stockholders with information regarding its terms, and the Company intends to file the Asset Purchase Agreement as an exhibit to the Company’s next Form 10-Q. The Asset Purchase Agreement is not intended to provide any other financial information about the Cemex Target Business. The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of that agreement and as of the dates specified therein; were made solely for the benefit of the parties to the agreement; may be subject to qualifications and limitations agreed upon by the parties; and may be subject to standards of materiality applicable to the contracting parties that differ from those that may be viewed as material to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 7.01.	Regulation FD Disclosure.

On September 12, 2016, the Company issued a press release announcing the execution of the Asset Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in Exhibit 99.1 is deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in Exhibit 99.1 is deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.

Exhibit Number		Description

99.1	—	Press Release dated September 12, 2016 issued by Eagle Materials Inc. (announcing the execution of the Asset Purchase Agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ James H. Graass
James H. Graass
Executive Vice President, General
Counsel and Secretary

Date: September 14, 2016

INDEX TO EXHIBITS

Exhibit Number		Description

99.1	—	Press Release dated September 12, 2016 issued by Eagle Materials Inc. (announcing the execution of the Asset Purchase Agreement).